Exhibit (n)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Pre-Effective Amendment No. 1 Form N-2 of Newtek Business Services Corp. and Subsidiaries of our reports dated March 16, 2020, relating to the consolidated financial statements, the financial statement schedules and the effectiveness of internal control over financial reporting of Newtek Business Services Corp. and Subsidiaries, appearing in the Annual Report on Form 10-K of Newtek Business Services Corp. for the fiscal year ended December 31, 2019, and of our report dated March 16, 2020 relating to the senior securities table incorporated by reference in this Registration Statement.

/s/ RSM US LLP

New York, New York

June 8, 2020